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                                                                       EXHIBIT 3

                             STOCKHOLDER AGREEMENT


This Stockholder Agreement (the "Agreement") is entered into as of May 7, 2001, (the "Effective Date") by and among Caldera Systems, Inc., a Delaware corporation ("Caldera"), Caldera International, Inc., a Delaware corporation ("Newco"), The Santa Cruz Operation, Inc., a California corporation (together with its subsidiaries, "SCO"), The Canopy Group, Inc. ("Canopy") and MTI Technology Corporation ("MTI").


                                    RECITALS

     A. The parties have entered into an Agreement and Plan of Reorganization (the "Plan") whereby (i) a newly formed, wholly owned subsidiary of Newco ("Newco Caldera Merger Sub") will be merged with and into Caldera, with Caldera being the surviving corporation of such merger (the "Caldera Merger"); (ii) all Caldera securities will be converted, on a share-for-share basis, into Newco securities with identical rights, preferences and privileges (and Newco will assume all outstanding options, warrants, convertible debentures and other rights to purchase shares of capital stock of Caldera); and (iii) SCO will transfer to Newco all assets used in connection with the business previously carried on by SCO's Server Division and Professional Services Division (the "Server Division"), in consideration for which Newco will issue Newco securities to SCO and assume the options held by former Server Division employees who become employees of Newco, which Newco securities in the aggregate will represent 28% of the fully diluted equity securities of Newco (collectively, the "Reorganization").

     B. As an inducement for Newco to enter into the Plan, the parties desire to enter into this Agreement, which shall become effective on the Effective Time of the Reorganization and, among other things, grants SCO certain rights and places certain restrictions on SCO and on the Newco securities that SCO now holds or hereafter acquires.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1.   Board Of Directors.
     -------------------

     1.1 Appointments. Upon the closing of the Reorganization, Newco shall
         ------------
increase the size of its Board of Directors (the "Newco Board") to nine persons. At or prior to the next meeting of Newco's board of directors, Newco agrees to appoint two designees of SCO that are reasonably acceptable to Newco. Newco agrees that for so long as SCO owns at least 10% of the outstanding Common Stock of Newco, the number of directors comprising the Newco Board shall not be increased to a number greater than nine (9), except upon written consent of SCO.

     1.2 SCO Designees. (a)  For so long as SCO owns at least 20% of the
         -------------
outstanding Common Stock of Newco, Newco and its Board of Directors shall nominate, in connection with

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each stockholder solicitation relating to the election of Newco directors, two candidates designated by SCO who are reasonably acceptable to Newco.

           (b) For so long as SCO owns at least 10% and not more than 19.9% of the outstanding Common Stock of Newco, Newco and the Newco Board shall nominate, in connection with each stockholder solicitation relating to the election of Newco directors, one candidate designated by SCO who is reasonably acceptable to Newco.

     1.3   Affiliates. For purposes of this Agreement, all shares held by an
           ----------
entity or person controlling, controlled by or under common control with SCO will be deemed to be owned by SCO.

     1.4   Voting Of Management Shares. Newco shall use its best efforts (i) to
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cause the Newco Board to unanimously recommend to its stockholders that such stockholders vote in favor of the designee(s) of SCO under Section 1.2 of this Agreement (the "SCO Designee(s)"); and (ii) to cause the shares for which Newco's management holds proxies to be voted in favor of the election of such SCO Designee(s) nominated pursuant to this Agreement.

     1.5   Vacancies. In the event that any SCO Designee shall cease to serve as
           ---------
a member of the Board of Directors of Newco for any reason, the vacancy resulting therefrom shall be filled by another SCO Designee.

     1.6   Equal Treatment. Newco shall provide to the SCO Designee(s) that are
           ---------------
not employees of Newco the same compensation, rights and benefits and indemnities as are provided to other non-employee members of the Newco Board.

     1.7   Termination. All rights and obligations under this Section 1 shall
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terminate and have no further force or effect immediately upon SCO ceasing to hold at least 10% of the outstanding Common Stock of Newco.

     1.8   Voting Of SCO Shares. SCO agrees to vote all of the shares of Newco
           --------------------
held by it in favor of the Newco nominees for election to the Newco Board.

     1.9   Voting of Certain Caldera Stockholders. Canopy and MTI agree to vote
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all of the shares of Newco held by them in favor of the SCO Designee(s)
nominated by the Newco Board pursuant to Section 1.2.

2.   Restrictions Upon Transfer Of Shares.
     -------------------------------------

     2.1   Permitted Sales Of Newco Stock. For so long as SCO owns (of record or
           ------------------------------
beneficially) at least 5% of the outstanding Common Stock of Newco, SCO agrees that (i) it will only sell, transfer, assign, pledge, hypothecate or otherwise dispose of ("Transfer") any Newco securities, directly or indirectly, pursuant to the applicable restrictions, if any, of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and (ii) that it will not Transfer, directly or indirectly, any Newco securities constituting 5% or more of the outstanding securities

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of Newco, to any person or "group" in one or a series of transactions, without the prior written consent of Newco.

     2.2   Private Sales. SCO agrees to notify and collaborate with Newco before
           -------------
consummating any sales of Newco Common Stock in private transactions. Newco agrees to cooperate with and provide reasonable assistance to SCO in consummating any such sales.

3.   Voting Provisions.
     -----------------

     3.1   Directed Voting. For so long as SCO owns (of record or beneficially)
           ---------------
at least 10% of the outstanding Common Stock of Newco, in connection with all matters to be voted on by the stockholders of Newco, SCO shall vote all shares of Newco Common Stock then owned, directly or indirectly, by it in every case in accordance with the recommendation of the board of directors of Newco, except that SCO may vote its shares as it determines in its sole discretion as to the following specific matters: (i) a change in the Fundamental Rights (as defined below) of Newco Common Stock; (ii) a Corporate Event; (iii) a recapitalization in which Newco Common Stock is converted or exchanged for a security having substantially different Fundamental Rights than Newco Common Stock; (iv) any transaction or matter involving or relating to a conflict of interest between any member of the Board of Directors and Newco; (v) any business properly brought before any meeting of the stockholders by a stockholder in accordance with Section 12 of Newco's bylaws; and (vi) any amendment to the bylaws of Newco.

           A "Corporate Event" shall include any merger, acquisition, consolidation or reorganization, any transaction of a type contemplated by
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") or any other similar transaction whereby (a) Newco is acquired by a third party, (b) where there has been a "change of control" such that the stockholders of Newco prior to a transaction own, in the aggregate, less than a majority of the outstanding stock of Newco or the acquiring entity after the transaction, (c) Newco acquires another entity, or (d) Newco acquires all or substantially all of the assets of another entity.

           "Fundamental Rights" shall mean the right to vote Newco's shares and to participate pro rata with other holders of Newco Common Stock in any distribution to the holders of Newco Common Stock.

     3.2   No Dissent. For so long as SCO owns (of record or beneficially) at
           ----------
least 5% of the outstanding Newco Common Stock, SCO agrees that it will not exercise dissenter's or appraisal rights or otherwise dissent or seek appraisal rights with respect to any Corporate Event involving Newco that has been approved by the Newco Board.

4.   Standstill Provisions.
     ----------------------

     4.1   Standstill. SCO hereby agrees that, until the fifth anniversary of
           ----------
the Effective Date, SCO will not, without Newco's prior written consent:

           (i) acquire, or enter into discussions, negotiations, arrangements or understandings with any third party to acquire, beneficial ownership (as defined in Rule

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     13d-3 promulgated under the Securities Exchange Act of 1934, as amended
     (the "Exchange Act") of any Newco securities entitled to vote with respect to the election of any directors of Newco ("Voting Stock"), any securities convertible into, exchangeable for or exercisable for, or that may otherwise become, Voting Stock, or any other right to acquire Voting Stock, if the effect of such acquisition would be that SCO would then beneficially own and/or have the right to acquire more than twenty-eight percent (28%) of the Voting Stock (the "Standstill Percentage");

          (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act, as such Regulation is currently in effect) with respect to the voting of any Voting Stock if Newco is at the time of such solicitation publicly-traded and subject to the proxy rules promulgated under the Exchange Act;

          (iii) otherwise seek, either alone or in concert with others, to control the Newco Board; or

          (iv) disclose any intention, plan or arrangement inconsistent with the foregoing.

     For purposes of this Section 4.1, any shares of Newco Common Stock or options or rights to acquire such Newco Common Stock acquired by SCO Affiliates who are also employees or directors of Newco pursuant to Newco's option and employee stock purchase plans (including any options to purchase Newco securities issued to such persons under the terms of the Plan) shall be excluded from the calculation of the number of shares of Voting Stock held by SCO.

     4.2  Exceptions To Standstill. Notwithstanding the restrictions set forth
          ------------------------
in Section 4.1 above:

          (a)  Acquisitions. SCO may acquire Voting Stock, and the limitations
               ------------
     of Section 4.1 shall be suspended, upon the earlier of: (i) the date that a third party not affiliated with SCO commences a tender or exchange offer that is made and is not withdrawn or terminated to purchase, or to exchange for cash or other consideration, Voting Stock that, if accepted or if otherwise successful, would result in such person or group beneficially owning or having the right to acquire shares of Voting Stock (not counting any shares of Voting Stock originally acquired by such third party from SCO or any SCO Affiliate) with aggregate Voting Power (as defined below) representing more than 50% of the Total Voting Power (as defined below) of Newco then in effect provided, however, that the foregoing standstill limitation will be reinstated if any such tender or exchange offer is withdrawn or terminated, (ii) the public announcement by Newco that it has entered into any agreement with respect to a merger, consolidation, reorganization or similar transaction involving Newco in which all the stockholders of Newco before such transaction collectively will own less than 50% of the outstanding voting stock of the surviving or acquiring entity immediately after such transaction provided, however; that the foregoing standstill limitation will be reinstated if such transaction is terminated prior

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     to consummation thereof, or (iii) the sale or disposition of all or substantially all of Newco's assets.

          (b)  No Obligation To Dispose. SCO will not be obliged to dispose of
               ------------------------
     any Voting Stock to the extent that the aggregate percentage of the Total Voting Power represented by shares of Voting Stock beneficially owned by SCO or which SCO has a right to acquire is increased beyond the Standstill
     Percentage: (i) as a result of a recapitalization of Newco or a repurchase or exchange of securities by Newco or any other action taken by Newco or its affiliates; (ii) as the result of any acquisition of Voting Stock made during the period when SCO's "standstill" obligations are suspended pursuant to Section 4.2(a); (iii) by way of stock dividend or other distribution or rights or offerings made available to holders of shares of Voting Stock generally; or (iv) with the consent of a simple majority of the members of Newco's Board of Directors that have not been designated by SCO.

          (c)  Voting Power. As used in this Section 4, (i) the term "Voting
               ------------
     Power" means the number of votes such Voting Stock is entitled to cast with respect to the election of directors of Newco at any meeting of stockholders of Newco; and (ii) the term "Total Voting Power" means the total number of votes which may be cast in the election of directors of Newco at any meeting of stockholders of Newco if all Voting Stock was represented and voted to the fullest extent possible at such meeting, other than votes that may be cast only upon the happening of a contingency that has not occurred.

     For purposes of this Section 4, "SCO" shall mean not only SCO, as defined in the preamble of this Agreement, but also any entity or person controlling, controlled by or under common control with SCO (except as set forth in the last paragraph of Section 4.1).

5.   General Provisions.
     -------------------

     5.1  Notices. All notices and other communications pursuant to this
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Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to SCO to:       The Santa Cruz Operation, Inc.
                         425 Encinal Street
                         Santa Cruz, California 95061

                         Attention:  Chief Executive Officer and Law and
                                      Corporate Affairs
                         Telecopier:  (831) 427-5454

     With a copy to:     Wilson, Sonsini, Goodrich & Rosati
                         650 Page Mill Road
                         Palo Alto, California 94304

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                              Attention: Michael Danaher
                              Telecopier: (650) 493-6811

     And if to Caldera or
     Newco to:                Caldera Systems, Inc.
                              240 West Center Street
                              Orem, Utah  84057

                              Attention: Chief Executive Officer
                              Telecopier:  (801) 765-1313

     With a copy to:          Brobeck, Phleger & Harrison LLP
                              370 Interlocken Boulevard, Suite 500
                              Broomfield, Colorado 80209
                              Attention: John E. Hayes, III
                              Telecopier: (303) 410-2199

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

     5.2   Entire Agreement. This Agreement constitutes and contains the entire
           ----------------
agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

     5.3   Amendment And Waivers. Any term or provision of this Agreement may be
           ---------------------
amended by the parties hereto at anytime by execution of an instrument in writing signed on behalf of each of SCO and Caldera. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

     5.4   Governing Law; Venue.
           --------------------

           (i)  Governing Law.  The internal laws of the State of Delaware
                -------------
     (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto, except that the fiduciary duties of the directors and managers of parties hereto and its Affiliates shall be governed by the law of the jurisdiction of such company's formation.

           (ii) Venue.  The parties agree that any dispute regarding the
                -----
     interpretation or validity of, or otherwise arising out of this Agreement, shall be subject to the exclusive jurisdiction of the California State Courts in and for Santa Clara County, California or, in

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     the event of federal jurisdiction, the United States District Court for the
     Northern District of California sitting in Santa Clara County, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any case or proceeding out of such courts.


     5.5   Severability. If any provision of this Agreement, or the application
           ------------
thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

     5.6   Assignment; Binding Upon Successors And Assigns.  SCO may not assign
           -----------------------------------------------
any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and its respective successors and permitted assigns.

     5.7   Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

     5.8   Attorneys' Fees.  Should suit be brought to enforce or interpret any
           ---------------
part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

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     IN WITNESS WHEREOF, the parties hereto have executed this Stockholder
Agreement as of the date and year first above written.

CALDERA SYSTEMS, INC.



By:  /s/ Ransom H. Love
     -----------------------------
     Ransom Love
     President & CEO

CALDERA INTERNATIONAL, INC.


By:  /s/ Ransom H. Love
     -----------------------------
     Ransom Love
     President & CEO

THE SANTA CRUZ OPERATION, INC.


By:  /s/ Douglas Michels
     -----------------------------
     Douglas Michels
     President & CEO

MTI TECHNOLOGY CORPORATION



By:  /s/ Thomas Raimondi
     -----------------------------



THE CANOPY GROUP, INC.



By:  /s/ Ralph Yarro
     -----------------------------



                   [SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

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